November 1, 1990



Dear Andre Marion:
In view of your position as a Corporate Senior Manager at Applied Biosystems Inc. (the "Company"), and in consideration of your services in such capacity, the Board of Directors (the "Board") has approved the commitment by the Company to you ("Employee") to provide you with the certain benefits in the event your employment is terminated for specified reasons within two years after a Change of Control. The purpose of this letter agreement (the "Agreement") is to set forth the terms and conditions of the Company's agreement with you concerning such benefits.

   1. Termination of Benefits. If within two years after the date of a Change of Control, Employee's employment is terminated (a) by the Company for any reason other than for Cause or Employee's death or Disability or (b) by Employee for Good Reason, Employee will be entitled to receive the following benefits:

     1.1 Salary Continuation. The Company will continue to pay Employee salary at the annual rate equal to Employee's Annual Compensation for the number of weeks determined by adding (a) the number of years Employee has been an employee of the Company (rounding up to the next full year and excluding any intervening periods during which Employee was not an employee) or two, if greater, plus (b) two and one-half times the number of $5,000 increments (rounded up to the next $5,000 increment) contained in the Employee's Annual Compensation. Continued salary will be paid to Employee on the Company's regular paydays during the period of salary continuation and will be subject to applicable withholding taxes. If Employee should die before receiving all amounts payable to Employee hereunder, any unpaid amounts will be paid to Employee's spouse, if living, otherwise to Employee's estate. Employee shall be entitled to receive interest on any amount payable hereunder from the date payment was due to the date actually paid at the rate of the lesser of 12% or the highest rate legally permissible. Employee will not be required to mitigate the amount of the payments due to Employee hereunder by seeking other employment or otherwise, and any amount earned by Employee as the result of employment by another employer or otherwise after the Date of Termination shall not reduce the Company's obligation to Employee hereunder.

     1.2 COBRA Benefits. The Company will pay for Employee's health insurance continuation benefits provided for under the Consolidated Omnibus Budget Reconciliation Act of 1986 ("COBRA") and Section 4980B of the Internal Revenue Code of 1986 until the earliest of (a) eighteen months after the Date of Termination, (b) the last payday on which the Company is obligated to make a payment to Employee pursuant to paragraph 1.1 above or (c) the date on which Employee first becomes eligible to participate in another health insurance plan. The insurance continuation benefits paid for hereunder shall be deemed to be part of Employee's COBRA coverage.

     1.3 Offset for Other Arrangements. The severance benefits provided hereunder will be reduced by the amount of any payment to which Employee may be entitled under any severance plan or policy of the Company or under any individual severance agreement, employment agreement or offer letter.

   2. Notice of Termination. Any termination by the Company for Cause or by Employee for Good Reason shall be communicated by written notice to the other party given by hand delivery or by registered or certified mail, return receipt requested, postage prepaid, if to Employee, then to Employee at his or her address as set forth in the Company's records, and, if to the Company, to Applied Biosystems, Inc., 777 Lincoln Centre Drive, Foster City, California 94404, Attention: Andre F. Marion. Any notices given pursuant to this paragraph 2 shall be effective the earlier of when such notice is actually received by the addressee or three days after such notice is delivered or sent.

   3.  Definitions.

     3.1 "Annual Compensation" means all wages, salary, bonus and other incentive compensation (including commissions) paid by the Company as consideration for Employee's service during the 12 months ended on either the Termination Date or the date of the Change of Control, whichever is greater, which are includable in the gross income of Employee for federal income tax purposes.

     3.2 "Cause" means (a) gross or habitual failure to perform assigned duties of Employee's job, that is, performance failure not corrected within thirty (30) days after written notice to Employee thereof or (b) misconduct, including but not limited to: (i) conviction of a crime, or entry of a plea of nolo contendere with regard to a crime, involving moral turpitude or dishonesty, or (ii) drug or alcohol abuse on Company premises or at a Company sponsored event or reporting to or remaining at work while under the influence of drugs or alcohol, or (iii) conduct by Employee which in the good faith and reasonable determination of the Board demonstrates gross unfitness to serve.

     3.3 "Change of Control" shall be deemed to have occurred at any of the following times:

    i. Upon the acquisition (other than from the Company) by any person, entity or "group," within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act")
        (excluding, for this purpose, the Company or its affiliates, or any employee benefit plan of the Company or its affiliates which acquires beneficial ownership of voting securities of the Company) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of common stock or the Combined Voting Power; or

    ii.At the time individuals who, as of October 31, 1990, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to October 31, 1990 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or

     iii. Immediately prior to the consummation by the Company of a reorganization, merger, consolidation
        (in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the Combined Voting Power of the reorganized, merged or consolidated company's then outstanding voting securities) or a liquidation or dissolution of the Company or of the sale of all or substantially all of the assets of the Company; or

    iv.The occurrence of any other event which the Incumbent Board in its sole discretion determines constitutes a Change of Control.

     3.4 "Combined Voting Power" means the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances ) having the right to vote at elections of directors.

     3.5 "Date of Termination" means the date of receipt of the written notice of termination pursuant to paragraph 2 or any later date specified therein, as the case may be; provided, however, that (1.) if Employee's employment is terminated by the Company other than for Cause or by reason of death or Disability, the Date of Termination shall be the date on which the Company notifies Employee of such termination and (2.) if Employee's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death or determination of Disability pursuant to paragraph 3.6 , as the case may be.

     3.6 "Disability" means disability which, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Employee or Employee's legal representative (such acceptance not to be unreasonably withheld).

     3.7 "Good Reason" means (i) reduction of Employee's base salary or rate of compensation as in effect immediately prior to the Change of Control, (ii) failure to continue in effect any medical, dental, accident or disability plan in which Employee is entitled to participate immediately prior to the Change of Control and failure to provide plans with substantially similar benefits (except that employee contributions may be raised to the extent of any cost increases imposed by third parties) or any action by the Company which would adversely affect Employee's participation or reduce Employee's benefits under any of such plans, (iii) failure or refusal of the successor company to assume the Company's obligations under this Agreement, as required by paragraph 5 or (iv) breach by the Company or any successor company any of the provisions of this Agreement.

   4. Nonexclusivity. Nothing in this Agreement shall prevent or limit Employee's continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which Employee may otherwise qualify, nor shall anything herein limit or otherwise affect such rights as any Employee may have under any stock option or other agreements with the Company. Except as otherwise expressly provided herein, amounts which are vested benefits or which Employee is otherwise entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program.

   5. Successor to Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Agreement, shall mean the Company as hereinafter defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

   6.  Certain Reduction of Payments.

     (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a "Payment") would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable as severance benefits hereunder shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of such severance benefits without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not part of the severance benefits payable hereunder would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not severance benefits under this Agreement shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this paragraph 6, present value shall be determined in accordance with Section 280G(d) (4) of the Code.

     (b) All determinations required to be made under this paragraph 6 shall be made by the Company's independent auditors which shall provide detailed supporting calculations both to the Company and Employee within 15 business days of the Date of Termination or such earlier time as is requested by the Company and an opinion to Employee that he or she has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Company's independent auditors shall be binding upon the Company and Employee. Employee shall determine which and how much of the Payments, shall be eliminated or reduced consistent with the requirements of this paragraph 6, provided that, if Employee does not make such determination within ten business days of the receipt of the calculations made by the Company's independent auditors, the Company shall elect which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this paragraph 6 and shall notify Employee promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of Employee such amounts as are then due to Employee under this Agreement.

     (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Company's independent auditors hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that severance benefits payable hereunder will not have been made by the Company which could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Company's independent auditors, based upon the assertion of a deficiency by the Internal Revenue Service against Employee or the Company which the Company's independent auditors believe has a high probability of success, determine that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of Employee shall be treated for all purposes as a loan ab initio to Employee which Employee shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f) (2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which Employee is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Company's independent auditors, based upon controlling precedent or other substantial authority, determine that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee together with interest at the applicable federal rate provided for in Section 7872(f) (2) of the Code.

   7. Amendments and Termination. The Incumbent Board may from time to time supplement, amend or terminate this Agreement or make any other provisions which the Company may deem necessary or desirable, without the approval of Employee; provided, however, that from and after such time there has been a Change of Control, this Agreement shall not be amended in any manner which would adversely affect the interests of Employee without the written consent of Employee. Subject to the foregoing, this Agreement establishes and vests in Employee a contractual right to the benefits to which Employee is entitled hereunder, enforceable by Employee against the Company. The form of any proper amendment or termination of this Agreement shall be a written instrument signed by a duly authorized officer or officers of the Company certifying that the amendment or termination has been approved by the Incumbent Board.

   8.  Miscellaneous.

     8.1 Employment Status. This Agreement does not constitute a contract of employment or impose on Employee or the Company any obligation to retain Employee as an employee, to change the status of Employee's employment, or to change the Company's policies regarding termination of employment.

     8.2 No Assignment. No benefit hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to do so shall be void.

     8.3 Governing Law. This Agreement shall be governed by the laws of the State of California.

     8.4 Expenses of Suit. In the event of any dispute or litigation between the Company and the Employee arising out of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and expenses incurred in connection with the enforcement of its rights hereunder.

     8.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     8.6 Descriptive Headings. Descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

     Please acknowledge your agreement to the foregoing agreement by signing the enclosed counterpart of this letter and returning it to the Company.

Very truly yours,

APPLIED BIOSYSTEMS, INC.



/s/  A. F. Marion
Andre F. Marion
Chairman of the Board
Chief Executive Officer

AGREED;


/S/  A. F. Marion









December 3, 1992



Dear Andre Marion:

     Pursuant to a letter dated November 1, 1990 (the
"Severance Benefit Letter") between you ("Employee") and
Applied Biosystems, Inc., a California corporation (the
"Company"), the Company has agreed to provide you with certain benefits in the event that your employment is terminated for specified reasons within two years after a Change of Control. We now wish to make certain amendments to that letter. Certain capitalized terms not otherwise defined herein shall have the meaning given them in the Severance Benefit Letter.

     Recitals. The Company has entered into an Agreement and Plan of Merger, dated as of October 6, 1992, by and among the Company, The Perkin-Elmer Corporation ("Perkin-
Elmer") and a wholly owned subsidiary of Perkin-Elmer (the
"Merger Agreement"), providing for a merger ("Merger") following which the Company will become a wholly owned subsidiary of Perkin-Elmer. In consideration for and as an inducement to Employee's agreement to the provisions of
Section 1(b), the Company is willing to agree to the provisions of Section 1(a).

     1.   Amendments.

     a. Paragraph 3.7 of the Severance Benefit Letter is hereby amended in its entirety to read as follows:

          "Good Reason" means (i) reduction of Employee's base salary or rate of compensation as in effect immediately prior to the Change of Control, (ii) failure to continue to provide any medical, dental, accident or disability benefits that are no less favorable in the aggregate than the benefits provided to Employee immediately prior to the Change of Control
     (except that employee contributions may be raised to the extent of any cost increases imposed by third parties), (iii) failure or refusal of the successor company to assume the Company's obligations under this Agreement, as required by paragraph 5, (iv) breach by the Company or any successor company of any of the provisions of this Agreement, or (v) change of Employee's principal place of employment to a location more than 50 miles from Employee's principal place of employment on the date hereof without the consent of Employee.

     b.  New paragraph 8 is added as follows:

          Conditions to Payment of Salary Continuation
     Benefits. Payment of benefits pursuant to Sections 1.1 and 1.2 shall be conditioned upon (i) Employee not, directly or indirectly, during the period in which Employee is receiving salary continuation benefits pursuant to Section 1.1, without the written consent of Perkin-Elmer, becoming a principal, partner, shareholder owning more than 5%, director, officer, employee, agent or consultant of a company or other business entity whose principal business is the development, manufacturing, marketing, sale or lease of instrument systems or associated consumable products, including reagents, for life science research, (ii) Employee not, during the period in which Employee is receiving salary continuation benefits pursuant to
     Section 1.1, without the written consent of Perkin-Elmer, becoming a principal, partner, shareholder owning more than 5%, director, officer, employee, agent or consultant in a part of a business not covered by clause (i) where Employee's primary work responsibility involves the development, manufacturing, marketing, sale or lease of instrument system or associated consumable products, including reagents, for life science research, and (iii) Employee not directly or indirectly interfering with an customer or supplier relationship of Perkin-Elmer's or the Company's, or solicit or assisting anyone to solicit in any way any employee of Perkin-Elmer or the Company to resign or sever employment, or to breach an employment contract with Perkin-Elmer or the Company. In the event that Employee shall at any time during the period in which Employee is receiving salary continuation benefits pursuant to Section 1.1 fail to meet the condition to payment of benefits set forth in the preceding sentence, then the Company shall, effective as of the date on which Employee fails to meet such condition, have no further obligation to make any payments pursuant to Sections 1.1 or 1.2.

and the subsequent paragraph is renumbered accordingly.

     2. Governing Law. This letter shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its conflict of laws principles or rules.

     3. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

     4. Full Force and Effect. Except to the extent expressly provided in this letter, the terms and provisions of the Severance Benefit Letter shall remain in full force and effect.

     The undersigned duly authorized officer of the Company hereby certifies that, the amendments to the Severance
Benefit Letter contained herein have been approved by the Incumbent Board.

     If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter by the end of business on December 11, 1992, which will constitute our agreement with respect to the matters set forth herein.

Very truly yours,

APPLIED BIOSYSTEMS, INC.



By:  /s/   A. F. Marion

Name:   Andre F. Marion



CONFIRMED AND AGREED TO:



Andre Marion